Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Allstate Recognizes Retiring Directors

NORTHBROOK, Ill., February 20, 2013 – The Allstate Corporation (NYSE: ALL) announced that Joshua I. Smith, 71, and W. James Farrell, 70, will not stand for re-election to its board of directors at Allstate’s annual stockholders meeting scheduled for May 21, 2013. Smith is reaching the retirement age set by Allstate’s board policy, and Farrell has decided for personal reasons not to stand for re-election one year before reaching retirement age. With their retirements, the Allstate board will have 12 members.

Joshua Smith has served on the Allstate board since 1997, currently as a member of the compensation and succession and the nominating and governance committees. With more than a decade of experience leading The Coaching Group, a management consulting firm, Smith contributed extensive executive leadership and management experience to the Allstate board. His considerable expertise with entrepreneurial enterprises, specifically with small, minority- and women-owned businesses, provided the board with valuable insights on managing Allstate’s relationships with its agencies. In addition, Smith’s service on the boards of Caterpillar, Comprehensive Care Corporation and Federal Express enhanced the board’s insights into corporate governance and executive compensation practices.

W. James Farrell has been an Allstate director since 1999, currently serves as chair of the compensation and succession committee and is a member of the nominating and governance committee, where he also served as chair from 2006 until 2012. In addition, he has been a member of the executive committee since 2010. As chairman of Illinois Tool Works from 1996 until his retirement in 2006, Farrell lent his management expertise and keen understanding of the interrelationship between long-term and short-term business strategies to his varied roles on Allstate’s board. In addition, Farrell’s service on the boards of 3M, Abbott and United Continental gave him an in-depth understanding of compensation programs and executive talent that were integral to Allstate board decisions in these areas.

“Allstate’s board is composed of directors possessing strong expertise and experience in strategic oversight, corporate governance, stockholder advocacy and leadership,” said Thomas J. Wilson, chairman, president and chief executive officer. “In particular, our directors have taken an active role in enhancing our company’s best practices as we actively solicited and acted upon investor feedback on compensation and other corporate governance matters.

“We thank Josh and Jim for their many years of outstanding service as Allstate directors and wish them all the best in their retirements,” Wilson said.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

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